Exhibit 99.1

Rouse Properties Announces Receipt of Unsolicited Proposal

- Board Establishes Special Committee to Evaluate Proposal and Alternatives —

- Special Committee Retains Advisors -

New York, — (Business Wire) — Rouse Properties, Inc. (the “Company”) (NYSE: RSE) today announced that on Saturday, January 16, 2016, the Company’s board of directors (the “Board”) received a written, unsolicited, non-binding proposal from Brookfield Asset Management Inc. (“Brookfield”) (NYSE: BAM; TSX: BAM.A; Euronext: BAMA), on behalf of a real estate fund managed by Brookfield, to acquire all the outstanding shares of the Company’s common stock, other than those shares currently held by Brookfield Property Partners and its affiliates, together the beneficial owners of approximately 33% of the Company’s outstanding common stock, for a purchase price of $17.00 per share in cash, which stated that the proposal is not subject to any financing contingencies and is not subject to any due diligence on the Company.

Later that day, the Board met and established a special committee, consisting of Christopher Haley, Michael Hegarty, David Kruth, Michael Mullen and Andrew Silberfein (who are all the directors of the Company, other than the representatives of Brookfield on the Board).  The Board delegated to the Special Committee all the Board’s power and authority with respect to the Brookfield proposal, including the power and authority to evaluate, accept, reject and/or negotiate the proposal, explore and solicit other proposals and/or explore, evaluate and effect alternatives to the Brookfield proposal, and to cause the Company to take any and all corporate and other actions, and/or enter into any agreements with Brookfield or third parties, and/or adopt any measures, in response to or in connection with the Brookfield proposal, all as may be determined by the Special Committee in its sole discretion. The special committee is committed to maximizing value for the Company’s shareholders.

On Monday, January 18, 2016, the Special Committee selected Sidley Austin LLP as its independent legal counsel and BofA Merrill Lynch as its independent financial advisor to assist the Special Committee in reviewing and evaluating the Brookfield proposal and any alternatives thereto.  The Special Committee intends to conclude its review and evaluation of the Brookfield proposal promptly.

At the request of the Special Committee, Brookfield entered into a standstill agreement with the Company on January 18, 2016, pursuant to which Brookfield agreed that neither it nor its affiliates (other than (i) any separately traded public companies in which Brookfield or any of its subsidiaries hold a minority interest (or any of their respective subsidiaries or controlled affiliates), (ii) Brookfield Financial Corp. and its controlled affiliates so long as such person remains on the other side of an effective, customary information barrier from Brookfield Property Partners, L.P. (“BPY”) and Brookfield; provided that any acquisition, disposition or voting of Company common stock or other securities by Brookfield Financial Corp. or its controlled affiliates is not directly or indirectly coordinated or in concert with BPY or Brookfield, and (iii) Brookfield Investment Management Inc. and its controlled affiliates (collectively, “BIM”) and any funds managed or controlled by BIM so long as such person remains on the other side of an effective, customary information barrier from BPY and Brookfield; provided that any acquisition, disposition or voting of any Company common stock or other securities by BIM is not directly or indirectly coordinated or in concert with BPY or Brookfield) will, other than pursuant to a written agreement with the Company, acquire beneficial ownership (broadly defined) of any additional shares of the Company’s common stock prior to March 4, 2016 (the “Expiration Date”).  Such restriction will terminate prior to the Expiration Date if (a) the Company enters into a definitive agreement with any third party providing for an alternative transaction pursuant to which a person or group would acquire 50% or more of the Company’s voting securities or assets or (b) a third party commences a tender or exchange offer which, if consummated, would result in such an alternative transaction and the Special Committee either accepts such offer or fails to recommend that the Company’s stockholders reject such offer within ten business days.

The Company will file the standstill agreement with Brookfield on a Current Report on Form 8-K with the Securities and Exchange Commission. The foregoing description of the standstill agreement is only a summary and is qualified in its entirety by reference to the full text of the standstill agreement. Interested persons are urged to read the standstill agreement in its entirety as so filed with the Securities and Exchange Commission.

About Rouse

Rouse Properties, Inc. (NYSE:RSE) is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the Company’s geographically diverse portfolio spans the United States from coast to coast, and includes 35 malls and retail centers in 21 states encompassing approximately 24.1 million square feet. For more information please visit: www.rouseproperties.com.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements.  These forward-looking statements may include statements related to the activities of the Special Committee and possible business transactions, the Company’s ability to outperform the ongoing recovery of the retail and REIT industry and the markets in which the Company’s mall properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to identify and complete the acquisition of properties in new markets, the Company’s ability to complete redevelopment projects, and the Company’s ability to increase margins, including net operating income. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.

Source: Rouse Properties, Inc.

Rouse Properties, Inc.

Investor Relations, 212-608-5108

IR@rouseproperties.com